For Immediate Release

May 6, 2009

First Century Bankshares, Inc.

Reports 2009 First Quarter Earnings

Bluefield, WV - First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB - FCBS), announced earnings of $720,000 for the three-month period ending March 31, 2009. This represents a decrease of approximately 0.3% from the $722,000 earned during the same period in 2008. On a per share basis, net income was unchanged at $0.38 per diluted share for the periods ended March 31, 2009 and March 31, 2008, respectively.

Net interest income, for the three-month period ended March 31, 2009 was $3,688,000, an increase of $139,000, or 3.9%, as compared to $3,549,000 for the first quarter of 2008. This increase was primarily the result of management's efforts to reduce interest expense in excess of the reductions seen in interest income due to rapidly falling interest rates during the last half of 2008. However, as previously disclosed, the net interest income figure for the same period in 2008 was approximately $381,000 lower, due to one commercial loan relationship being placed in nonaccrual. Net interest margins for the three months ended March 31, 2009 and 2008 were 3.44% and 3.30%, respectively.

Noninterest income, exclusive of securities gains and losses, was $1,036,000 for the three-month period ended March 31, 2009 and represented a decrease of $102,000, or 9.0%, compared to $1,138,000 for the same period in 2008. Reductions in fiduciary fees as a result of the lower market values of trust assets and reduced service charges on deposit accounts contributed to the reduction in noninterest income.

Noninterest expense of $3,540,000 for the quarter ended March 31, 2009 represented an increase of $49,000, or 1.4%, from $3,491,000 for the same period in 2008. This reflected an increase in FDIC insurance premium expense of $95,000 in 2009 over the same three-month period in 2008.

The provision for loan losses was $135,000 for the three months ended March 31, 2009. This was an increase of $32,000 compared to the provision of $103,000 for the same period in 2008. Net charge-offs were $25,000 for the quarter ended March 31, 2009, compared to $103,000 for the quarter ended March 31, 2008. Additional provisions of $110,000 were made in the first quarter of 2009 due to concerns that the deteriorating national economy is beginning to have a negative impact on the Company's local markets, which had remained relatively stable during this time of volatility.

Earnings through March 31, 2009 and March 31, 2008, reflect an annualized return on average assets (ROAA) of 0.67%, respectively. Also, these earnings reflect an annualized return on average equity (ROAE) of 6.91% and 7.06% for the periods ending March 31, 2009 and 2008, respectively. Dividends for the first quarter of 2009 were $0.27 per share, unchanged from the first quarter of 2008.

Total assets at March 31, 2009 were $427,607,000 as compared to $425,694,000 at December 31, 2008, or an increase of $1,913,000, or 0.5%. The loan portfolio increased 1.3% during this period to $300,568,000 at March 31, 2009, from $296,620,000 at December 31, 2008. The investment portfolio increased approximately $1,352,000, or 1.5%, during this same period.

Total deposits increased by $5,711,000 to $363,742,000 at March 31, 2009 from $358,031,000 at December 31, 2008. Noninterest-bearing deposits decreased by $2,887,000, or 5.4%, which is a normal fluctuation with some larger commercial customers. Interest-bearing deposits increased $8,598,000, or 2.8%, during this same period.

Nonperforming assets, including nonaccrual loans, loans past-due over 90 days, restructured loans and other real estate owned, were $8,955,000 at March 31, 2009. As a percentage of total assets, nonperforming assets increased from 1.57% at December 31, 2008 to 2.09% at March 31, 2009. With the additional provision previously mentioned, the allowance for loan losses as a percentage of total loans increased from 0.91% at December 31, 2008, to 0.93% at March 31, 2009.

The increase in nonperforming assets during the first quarter of 2009 was primarily the result of one commercial customer that filed for bankruptcy during the quarter with loans of approximately $1,900,000 that were ultimately placed in nonaccrual status. Subsequent impairment analysis showed no additional reserve for loss was required. Management also continues to work with the commercial customer whose loans with the Company have comprised approximately $4,200,000 of our nonperforming assets since March 2008. Management believes that recent developments with this customer indicate a potential resolution of this credit during 2009.

First Century Bankshares, Inc. is a bank holding company that owns First Century Bank, N.A., headquartered in Bluefield, West Virginia, with 12 offices and 17 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release may contain certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors. Please refer to First Century's filings with the Securities and Exchange Commission for a summary of important factors that could affect First Century's forward-looking statements. First Century undertakes no obligation to revise these statements following the date of this press release.

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